UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 10, 2012 (December 4, 2012)

Lightstone Value Plus Real Estate Investment Trust, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-52610	20-1237795
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1985 Cedar Bridge Avenue, Suite 1

Lakewood, New Jersey 08701

(Address, including zip code, of Principal Executive Offices)

Registrant’s telephone number, including area code: (732) 367-0129

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01	Entry into a Material Definitive Agreement.

Lightstone Value Plus Real Estate Investment Trust, Inc. (the “Company”) through certain of its subsidiaries has an aggregate 40.0% membership interest in both Grand Prairie Holdings LLC (“GPH”) and Livermore Valley Holdings LLC (“LVH”). Certain affiliates of the Lightstone Group, Inc. (the Company’s “Sponsor” and collectively, the “Sponsor Affiliates”) own the remaining 60.0% membership interest in both GPH and LVH.

GPH and LVH, through various subsidiaries (collectively, the “Holding Entities”) owned a 50.0% membership interest in outlet centers located in Grand Prairie, Texas (the “Grand Prairie Outlet Center”), which opened during August 2012, and Livermore Valley, California (the “Livermore Valley Outlet Center” and collectively, the “Outlet Centers”), which opened during November 2012, and a 100.0% membership interest in a parcel of land (the “Livermore Land Parcel”) located adjacent to the Livermore Valley Outlet Center. Certain affiliates of Simon Property Group, Inc. (collectively, “Simon”) owned the remaining 50.0% membership interests in the Outlet Centers.

On December 4, 2012, the Company, the Sponsor Affiliates, the Holding Entities and Simon entered into a contribution agreement and various other agreements (collectively, the “Contribution Agreement”) providing for the immediate contribution to Simon of (i) GPH’s 50.0% membership interest in the Grand Prairie Outlet Center and (ii) LVH’s 50.0% and 100.0% membership interests in the Livermore Valley Outlet Center and the Livermore Land Parcel, respectively. See Item 2.01 – Completion of Acquisition or Disposition of Assets for additional information.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On December 4, 2012, pursuant to the terms of the Contribution Agreement, the Holding Entities contributed their remaining membership interests in the Outlet Centers and the Livermore Land Parcel to Simon in exchange for aggregate net consideration of approximately $260.9 million. The aggregate net consideration consisted of (i) approximately $229.6 million of cash and (ii) 205,335 common units (the “Marco III Units”) in Marco III LP Units, LLC, which are substantially similar to shares of Simon common stock and had an estimated fair value of approximately $31.3 million based on the market price of Simon common stock as of the date of closing. The Company’s share of the aggregate net consideration was approximately $104.4 million, before allocations to noncontrolling interests, consisting of (i) approximately $91.9 million of cash and (ii) 82,134 Marco III Units valued at approximately $12.5 million. Including the approximately $87.5 million of aggregate net consideration previously received from Simon in December 2011, the Holding Entities have received approximately $345.7 million for 100.0% of their membership interests in the Outlet Centers and the Livermore Land Parcel.

The cash consideration that the Holding Entities received at the closing of the transaction was funded with proceeds drawn by Simon under an existing revolving credit facility. The Holdings Entities, the Company and the Sponsor Affiliates have provided certain guaranties of collection with respect to such revolving credit facility. Additionally, the transaction is covered under a tax matters agreement, as amended, pursuant to which Simon generally may not engage in a transaction that could result in the recognition of the “built in gain” with respect to the Outlet Centers and Livermore Land Parcel at the time of closing for specified periods of up to eight years following the closing date. The Marco III Units that the Holding Entities received at the closing of the transaction are exchangeable, subject to various conditions, for a similar number of common units (“Simon OP Units”) in Simon’s operating partnership which must be immediately delivered to Simon in exchange for cash or similar number of shares of Simon common stock, at Simon’s election.

Pursuant to the terms of the Contribution Agreement, the aggregate net consideration received at closing is subject to various true-ups and adjustments, including a final valuation of the Outlet Centers, to be completed no later than April 1, 2014, based on their aggregate net operating income, as defined, during calendar year 2013. Furthermore, the Holding Entities, subject to the satisfaction of certain conditions, may (i) receive $5.0 million of additional consideration for the Livermore Land Parcel or (ii) elect to repurchase the Livermore Land Parcel for $35.0 million.

Item 9.01	Financial Statements and Exhibits

(a)	Financial Statements.

Not applicable.

(b)	Pro Forma Financial Information.

The Company accounts for membership interests in GPH and LVH under the equity method of accounting. This disposition did not have a material effect on the Company’s results of operations for the nine months ended September 30, 2012 and the year ended December 31, 2011 as the Company’s aggregate equity earnings attributable to the Outlet Centers and the Livermore Land Parcel were approximately $207,000 and $6,000 during the same periods, respectively.

(c)	Shell Company.

Not applicable.

(d) Exhibits.

None.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC.

Date: December 10, 2012	By:	/s/ Donna Brandin
Donna Brandin
Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

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